GREAT LAKES BANCORP SHAREHOLDERS APPROVE MERGER WITH FIRST NIAGARA FINANCIAL GROUP

Buffalo, N.Y. and Lockport, N.Y. - February 12, 2008 - Great Lakes Bancorp, Inc. (NYSE: GLK) and First Niagara Financial Group, Inc. (NASDAQ: FNFG) today announced that the shareholders of Great Lakes approved at a special meeting held this morning the merger of Great Lakes into First Niagara pursuant to the agreement the parties entered into on September 9, 2007. The merger is expected to close on February 15, 2008.

Forward-Looking Statements - This press release contains forward-looking statements with respect to First Niagara Financial Group, Inc. and Great Lakes Bancorp, Inc. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Financial Group Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer and Treasurer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

Great Lakes Bancorp Officer Contacts
Andrew W. Dorn Jr.	President and Chief Executive Officer
(716) 961-1920
adorn@gbsb.com
Michael J. Rogers	Chief Financial Officer
(716) 961-1980
mrogers@gbsb.com